COACHMEN INDUSTRIES, INC. ANNOUNCES CONTINUING RECORD SALES


ELKHART, Ind., Oct. 28 /PRNewswire/ -- Coachmen Industries, Inc., (NYSE: COA - news) today announced record third quarter sales of $226.1 million, which represents an 11.6 percent increase over the previous record set in the third quarter of 1998 of $202.6 million in sales. Record sales of $640.3 million were also recorded for the first nine months of 1999. This represents a 10.5 percent increase over sales of $579.3 million in the comparable period of 1998.

Diluted per share earnings were 58 cents for the quarter, compared to 59 cents in the comparable period in 1998. Diluted earnings per share for the nine months were $1.59, a 7.4 percent increase over the $1.48 per share earned in the comparable period in 1998. Total net income for the quarter was $9.5 million, a
6.5 percent decrease from 1998 third quarter income of $10.2 million. Year to date, net income was $26.4 million, a 2.3 percent increase as compared to $25.8 million for the same period in 1998.

"Third quarter profits, as anticipated, were impacted by the Company's investment in new enterprise-wide technology and operating systems at four of our divisions, largely due to implementation related costs and inefficiencies," commented Chairman and CEO Claire C. Skinner. "However, consistent with our expectations, progress was made throughout the third quarter, and many of the implementation issues have been addressed. Based on this progress and other continuing improvements, we expect to conclude the fourth quarter and the year once again setting new records for the Company," Skinner said.

The Company is also continuing its ongoing activities to enhance shareholder value and increase market share in its two core businesses -- recreational vehicles and modular housing. Nearly one million shares of its common stock have been repurchased pursuant to a prior authorization, and at its October 21st meeting, the Board of Directors authorized an additional repurchase of up to one million shares. The Board of Directors also decided to amend and extend the corporation's Shareholder Rights Plan until 2010. The size of the Board was increased with the appointment of two new outside directors, Donald W. Hudler, retired President and Chairman of Saturn Corporation, and Geoffrey B. Bloom, Chairman of the Board and CEO of Wolverine World Wide, Inc. And, following a lengthy national search, James E. Jack has joined the Coachmen senior management team as new Executive Vice President and Chief Financial Officer.

The new Class A motorhome plant that began production in May is now operating slightly ahead of schedule, which will enable the Company to fully take advantage of the growing diesel-powered motorhome market and its heavy backlog of the diesel Sportscoach and Santara orders. Dealer and retail acceptance of the 2000 model year products continues to be very strong. Coachmen RV was named the official recreational vehicle for Walt Disney World's Ft. Wilderness Resort and Campground and Disney's Wide World of Sports complex, through an important new strategic marketing alliance. And, to continue its market dominance in the


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modular  housing  industry,  a major  expansion  has been approved for the North
Carolina division of "All American Homes," and studies are underway for a new satellite plant for the Iowa division.

Economic factors including consumer confidence and demographics remain favorable for both the recreational vehicle and modular housing industries, and the Company anticipates continued positive results from its core businesses. Coachmen is uniquely positioned to meet the broad range of consumer preferences because it produces every recreational vehicle product type, both motorized and towable. The Coachmen RV brand name is the number one seller in six of the nine U.S. regions defined by the Recreational Vehicle Industry Association. Other Coachmen Industries, Inc. recreational vehicle companies include Georgie Boy Manufacturing, Inc., Viking Recreational Vehicle Company, Shasta Industries, and Coachmen Automotive. Now in its 35th year, Coachmen Industries, Inc. is also the nation's largest manufacturer of modular housing under the "All American Homes" brand name. Unlike the manufactured housing industry, Coachmen's modular homes are built to local codes versus the HUD codes, and therefore are not subject to the strict zoning limitations of manufactured homes, and virtually all sales of the company's modular homes are pre-sold to retail owners, so neither the Company nor its builder partners carry unsold inventory.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to the start-up costs of the new Class A production facility and the implementation of the new enterprise-wide technology systems. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to the potential fluctuations in the Company's operating results, the availability of gasoline, the Company's dependence on chassis suppliers, interest rates, competition, government regulations, and other risks identified in the Company's SEC filings.